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                                                                    EXHIBIT 10.6


                             HEALTH CARE REIT, INC.
                 INTEREST RATE & CURRENCY RISK MANAGEMENT POLICY
                             ADOPTED ON MAY 6, 2004

I. GENERAL OVERVIEW
-------------------
The following interest rate risk management policy establishes the objectives, policies, procedures, and practices for Health Care REIT, Inc., subsidiaries, partnerships and other related companies (the "Company") to manage its interest rate and currency risk position. The Board of Directors and senior management establish the risk vision for the organization. Further, it is the responsibility of the Board and senior management to establish an effective set of policies for the purpose of using derivatives (also referred to as "hedges") consistent with the Company's underlying strategy, commercial objectives, level of risk tolerance, and financial capacity and flexibility. Management will implement practices and procedures consistent with the Company's policies, and these practices and procedures will be subject to review on an ongoing basis by the audit committee of the Board of Directors.


II. HEDGING OBJECTIVE
---------------------
The Company manages interest rate risk based on the varying circumstances of note offerings, revolving credit agreements, and other debt in order to manage otherwise unpredictable costs and hedges accordingly. In addition, the Company manages to an appropriate mix of fixed and floating rate debt. Examples include sometimes swapping or capping rates, hedging portions of the total amount of debt, or hedging a period of months and not always hedging to maturity, and at other times locking rates to fix interest costs. The Company may fix rates on transactions prior to the issuance of debt taking into account factors that influence the hedging decision, including the degree of certainty, timing and amount, the material benefit of the hedge, the actual level of rates, the budgeted debt service, and the state of the financial markets.

The Company will generally pursue interest rate and currency risk mitigation strategies that result in the least amount of reported earnings volatility under Generally Accepted Accounting Principles (GAAP) while still meeting strategic economic objectives and maintaining adequate liquidity and flexibility.


III. HEDGING STRATEGY AND PRODUCTS
----------------------------------
The Company engages in a number of business activities that by nature are vulnerable to interest rate risk. The Company's hedging strategy is intended to take advantage of opportunities to reduce, to the extent possible, unpredictable cash flows, or to mitigate its exposure to changes in fair value. Examples of business operations whereby the Company is exposed to interest rate risk include the following:

-    Medium and long-term financing
-    Revolving lines of credit

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When the Company is engaged in business opportunities in foreign countries, the
Company is exposed to foreign exchange risk. To avoid risk of changes in foreign currencies relative to the Company's functional currency, the US dollar, the Company will pursue various hedging strategies to mitigate that risk.

The Company may use a variety of commonly used derivative products that are considered plain vanilla derivatives, and are instruments used by a majority of real estate companies and other companies to manage interest rate and foreign currency risk. Included among these are derivatives that help achieve the appropriate mix of floating and fixed rate debt. The Company expressly prohibits the use of exotic derivative instruments and using derivative instruments for speculative purposes. The Company utilizes the following products:

-    Swaps (including options and forwards)
-    Caps (including options and forwards)
-    Collars (including options and forwards)
-    Treasury locks
-    Foreign currency (spot, options, forwards and swaps)



IV. BOARD, EXECUTIVE COMMITTEE AND SENIOR MANAGEMENT INVOLVEMENT IN MANAGING
----------------------------------------------------------------------------
INTEREST RATE RISK AND CURRENCY RISK
------------------------------------

The roles for the members of the Board of Directors and Senior Management in relation to risk control of derivatives are described below.

The Board of Directors approves:

- The types of derivative contracts that may be used by the Company to hedge interest rate and foreign currency risk

- The use of any derivatives for other than cash flow, fair value and foreign currency hedging purposes (if applicable)

- Any hedging transaction in excess of $50 million for durations of greater than six months

-    General parameters for credit-worthiness of counterparties


The Board of Directors delegates the following responsibilities to senior management:

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-    Identifying specific financing risks for which it may be desirable to hedge and defines precisely the hedging objective, and

- Working in consultation with the independent risk management consultant to structure a derivative transaction to meet the defined objective.

- Executing the hedging transaction using the services of independent interest rate and currency risk management consultants,

- Preparing timely memoranda necessary to document hedges for both GAAP and income tax reporting purposes,

-    Monitoring the fair values of the derivatives in the hedging portfolio,

- Communicating the appropriate periodic valuation information received from the independent interest rate and currency risk management consultants,

- Reviewing the effectiveness of each hedge during the entire period of time the hedge contract is in effect,

- Engagement of independent interest rate and currency risk management consultants,

-    Engaging tax consultants to review and opine on hedging strategy, and

-    Keeping the Board of Directors informed as to all the above activities.


V. HEDGING WITHIN PARAMETERS FOR REIT QUALIFICATION
---------------------------------------------------
The Company is eligible to undertake only certain permissible hedging strategies in the context of the REIT qualification requirements. In many cases, the tax accounting rules for hedges may yield different income and expense amounts than that recognized under GAAP.

For example, a hedge may constitute a bona fide hedge for tax purposes, such that hedge income is accrued as an offsetting interest expense is incurred. However, the accounting rules may be different under SFAS No. 133 (as amended and interpreted) -- the derivative transaction may be subject to mark to market treatment such that gains and losses become recognized in earnings.

In addition, in certain instances, cash flows realized from a hedge may constitute non-qualified income for REIT qualification purposes. In these cases, assurances must be provided that potential income from a hedge cannot exceed five percent of a REIT's gross income. The Company will properly and timely identify hedges for tax purposes in order to ensure appropriate tax accounting.


VI. ACCEPTABLE COUNTERPARTY
---------------------------
The Company has established criteria for suitable counterparties in relation to various specific types of risk (credit risk, reputation risk, market risk).

Acceptable Counterparty - Credit Risk


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The counterparty must have a credit rating of no lower than `A-' from Standard &
Poor's, Moody's, and/or Fitch or other nationally recognized rating agency. The Company works with a pre-approved list of a limited number of financial institutions.

Acceptable Counterparty - Reputation Risk

Lenders will meet the credit risk requirements above and are chosen from:
- Lenders that currently participate in the Company's revolving credit facility,
- Lenders that the Company has done business with in the past and had a good working relationship with,
- Lenders that third-party advisors recommend based on their experience with similar type transactions.


VII. CREDIT ISSUES
------------------
The Company will consider using the following methods to control credit exposure.

-    Collateral agreements: provision for security in the case of default.
- Netting agreements: provision setting off total amounts of reciprocal obligations.
- Credit guarantees: third party usually with superior credit rating guarantees principal balance.
- Credit triggers: outstanding contracts can be terminated if the counterparty's credit rating falls below a certain predetermined level.
- Mutual termination options: permit either counterparty to terminate unconditionally on a specified date before maturity.




VIII. TRANSACTION PROCESS, AUTHORIZATION, PROCEDURES AND CONTROLS
-----------------------------------------------------------------
The Company follows a structured internal control process that involves the following authorization and procedures. Included in the process are required approvals for the use of derivative instruments, including specifying the level of Company staff authorized to engage in derivative transactions and for those who are permitted to be involved in entering into, negotiating, approving, executing, and reviewing the accounting and transaction documentation.

The following outlines the procedures and controls for recording and monitoring the use of all derivatives transactions, including specifically how:
- the underlying assets and component risks of derivative instruments should be analyzed,
-    records will be maintained and how frequently they will be updated,
- counterparties will be pre-qualified and approved for derivatives transactions,
- the risk management function will proactively supervise derivatives exposures, and
-    the risk managers will exercise their control over approved limits.

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The Company has adopted SFAS No. 133 (as amended and interpreted), the accounting standard governing derivatives that must be adopted by all public companies and other companies that issue financial reports prepared in accordance with generally accepted accounting principles. Only certain qualifying hedges can follow the accounting under SFAS No. 133, which is typically desirable compared to the mark to market consequences of not qualifying under SFAS No. 133.

In order to qualify for hedge accounting under Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), the hedging relationship, risk management objective, and strategy for undertaking the hedge will be documented at the inception of each individual hedge. The Company's Chief Financial Officer or Treasurer will document the following information in a Hedge Designation Memo:

1.   Identification of hedging instrument
2.   Description of hedged item or transaction
3.   Nature of risk being hedged
4. Benchmark interest rate being hedged in a hedge of interest rate risk (the same benchmark interest rate should be used as the risk being hedged). Note that if the benchmark interest rates are not the same, an entity may be able to designate the overall changes in cash flows or fair value as the hedged risk instead of interest rate risk.
5.   Foreign currency risk being hedged in a hedge of currency risk.
6. Method to be used for assessing effectiveness of hedging derivative in achieving offsetting changes in cash flows or fair value attributable to the risk being hedged; this method must be used throughout the hedge period.

The following procedures will be followed for each new derivative:

1. The Treasurer will make a determination whether the derivative must be reviewed with tax counsel and auditors prior to entering into the derivative.
2. The Treasurer determines that the instrument meets the Company's hedging policies and objectives and makes a recommendation to the Chief Financial Officer.
3. The Chief Financial Officer approves the derivative transaction, if it is not a transaction that requires approval by the Board of Directors.
4. The Chief Financial Officer and Treasurer engage in the derivative transaction through its Third Party Advisors (TPA). The TPA completes a negotiated transaction or conducts an auction among counterparties chosen that meet the Acceptable Counterparty requirements. The Hedge Designation Memo is generated as necessary.
5. The Chief Financial Officer and Treasurer sign the derivative transaction confirmation. Copies of such transaction are forwarded to:

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-    Auditor(s)
-    Tax Counsel
-    Outside Counsel
-    Financial Institution/Counterparty
-    Third Party Advisor

The following procedures and controls are followed to monitor the Company's derivatives:

- Derivatives are monitored at least quarterly. The Company maintains a report listing all derivative agreements, including those with effective dates in the future, and their terms. The report is issued to the Treasurer from the Company's Third Party Advisors.
- Hedge designation memos are reviewed quarterly and, if necessary, updates are made and included in the SFAS 133 documentation binder.
- Each quarter, the Chief Financial Officer and Treasurer obtain valuations from their Third Party Advisor, and review their reasonableness.
- Each quarter, the Chief Financial Officer and Treasurer assesses the effectiveness of existing hedges.
     - Effectiveness of each derivative designated as a hedge will be assessed for effectiveness using the method specified in the related designation memo.
     - Each hedge must sustain an effectiveness level within an 80% - 125% correlation in order to continue to qualify for SFAS 133 accounting treatment as a hedge.
- The Chief Financial Officer, Treasurer and the Company's auditors will approve a report stating their conclusions as to effectiveness.
- The accounting department records the adjustments to mark the derivatives to market each quarter and any necessary entries to Other Comprehensive Income or to the P&L in accordance with SFAS 133.

The accounting processes and related internal controls that the Company considers in an effort to meet its risk management objectives involves consideration of the following key elements:

Control Environment - The control environment considers the integrity, ethical values, and competence of personnel, as well as management's philosophy and operating style

Risk Assessment - Risk assessment refers to the identification and analysis of risks relevant to achieving objectives that form a basis for the overall risk management.

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Control Activities - The control activities represent the policies and procedures that are implemented to ensure management's objectives are met.

Information and Communication - The information and communication element refers to the nature, quality of information, systems requirements and types of reports that are necessary to meet the Company's objectives.

Monitoring - The monitoring element addresses the ongoing assessment of the quality and effectiveness of the control system.

Specific items to consider as part of establishing a strong accounting process and control are the following:

- An active and effective board of directors that is responsible for the approval of the Company's overall risk management strategies
-    Senior management should assume the following responsibilities:
     - Ensure that derivatives used are consistent with the Company's risk management objectives
     -    Authorize and approve the use of derivatives products
     - Clearly communicate objectives and expectations for derivative activities to individuals responsible for executing such trades
- Ensure that employees or advisors involved in derivative activities have the necessary skills and experience
- Prepare and update periodically an approved counterparty list, which may include types of products, maximum/minimum exposures, credit rating, credit limits, collateral requirements (both initially and on an ongoing basis), etc.
- Segregation of duties between individuals responsible for making investment and credit decisions, custody of assets, disbursing and receiving funds, record keeping, confirmation of positions, and the individuals responsible for reconciliations.
-    Ensure that the standard disbursements/receipts controls are in place.
- Preparation and timely review by Senior Management of a report that matches "open derivative positions" to hedged items.



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APPENDIX
--------
The following is a description of derivatives products referenced in Section III, herein, and are typically used by U.S. real estate companies:

     1. Forward-Rate Agreement, Rate Lock, or Forward Starting Swap: Used commonly to lock in interest rates for a future financing or refinancing. A forward contract specifies a reference interest rate and an agreed upon interest rate on an assumed deposit of a specified maturity at a specified future date (settlement date). The term of the assumed deposit may begin at a subsequent date (e.g., the contract period may be for six months, commencing in three months). At the settlement date, the seller of the forward contract pays the buyer if interest calculated at the reference rate is higher than that calculated at the agreed upon rate; conversely, the buyer pays the seller if interest calculated at the agreed upon rate is higher than that calculated at the reference rate. Reference rates are typically the US Treasury rate or LIBOR swap rate. By using a forward contract, the Company can fix the Treasury portion or LIBOR swap rate portion of an anticipated transaction.

                                    [DIAGRAM]

                                                  Loan Rate
                             |                  |
                               |              |
                                 |          |
         Effective Rate            |      |
                                     |  |
                         -------------|-----------6.2%
                                    |   |
                                  |       |
                                |           |
                              |               |
                            |                   |  Treasury Lock Rate


     Actual Rates

         The above diagram illustrates the concept of a Treasury Lock hedge--the same concept applies to forward starting swaps. As the loan rate rises, the offsetting value of the Treasury Lock when it net settles at the time of loan origination provides an effective interest rate of 6.2%.


         The accounting for this product usually follows the cash flow hedge model specified under SFAS No. 133, where the fair value of the rate lock is carried on the balance sheet, with unrealized gains and losses on the marked-to-market instrument recorded in other comprehensive income. Accumulated gains and losses are recognized in earnings during the same period in which the forecasted debt cost is charged to expense.

2. Interest Rate Swap: This is a financial contract in which two parties agree to swap streams of payments over a specified period. The payment streams are based on an agreed-upon (or notional) principal amount. The term notional is used because

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     swap contracts generally involve no exchange of principal at either inception or maturity. Rather, the notional amount serves as a basis for calculation of the payment streams to be exchanged.

     Interest rate swaps are the most prevalent type of swap contract. As diagramed below, one party generally agrees to make periodic payments, which are fixed at the outset of the swap contract. The counterparty agrees to make variable payments based on a market interest rate (index rate). Swap contracts allow the Company to achieve net payments similar to those that would be achieved if the end user actually changed the interest rate of designated assets or liabilities (underlying cash position) from floating to fixed rate, or vice versa. In the diagram below of the swap terms, the Company locked in the cost of its floating rate debt to an all-in rate of 8.10% (1.45% + 6.65%).

                                   [DIAGRAM]

                                                  6.65%
       |---------|               |-----------|  _________\  |--------------|
       | Lender  |  /___________ |    The    |           /  |    Swap      |
       |---------|  \ LIBOR+1.45 |  Company  |  /________   | Counterparty |
                                 |-----------|  \ LIBOR     |--------------|


     Interest rate swaps normally run to maturity, however circumstances might eliminate the end user's need for the swap contract before maturity. Accordingly, entities may cancel contracts, sell their position, or enter an offsetting swap-contract and realize gains or losses, depending on the value of the swap.

     The accounting for interest rate swaps under SFAS No. 133 requires that the instrument be carried at fair value on the balance sheet. For swaps used as cash flow hedges, unrealized gains and losses are reported in other comprehensive income with no effect recognized in earnings as long as the characteristics of the swap and the hedged item are closely matched. For swaps employed as fair value hedges, the swap and the hedged item are adjusted through earnings with no net effect recognized in earnings as long as the critical terms of the swap and the hedged item match. Some earnings effects may occur when mismatches in the hedge and the designated hedged item occur.

3. Option products--Collars, Caps, Swaptions, and Treasury Options are over the counter and thereby negotiated between two parties. Option Contracts allow the holder to buy (call) or sell (put) a specific financial instrument at a specified price during a specified period (as in an American option) or at a specified date (as in a European option). The option holder does not have to exercise the option, whereas performance under a futures or forward contract is mandatory.

     At inception, the option holder typically pays a premium, which is the fee to the writer of the option contract. The premium includes two values, the intrinsic value and the time value. The intrinsic value of a call option is the excess, if any, of the market

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     price of the item underlying the option contract over the price specified in the option contract (the strike or exercise price). The intrinsic value of a put is the excess, if any, of the option contract strike price over the market price of the item underlying the option contract. The intrinsic value of an option cannot be less than zero. The other component of the premium's value is the time value. The time value reflects the probability that the price of the underlying item will move above the strike price (for a call) or below the strike price (for a put) during the exercise period.

     The advantage of holding option contracts is that they can be used to mitigate downside price risk without totally negating upside profit potential. This is because the loss on a purchased option contract is limited to the amount paid for the option contract. Profit on a written option contract is limited to the premium received, but the loss potential is unlimited because the writer is obligated to settle at the strike price if the option is exercised.

     Different option contracts can be combined to transfer risks from one entity to another. Examples of such option-based derivatives are caps, floors, collars, and swaptions. The diagram below illustrates the concept.

                                   [DIAGRAM]

                                        /
                   |        Cap 8%     /
                   |       -----------/
                   |                 /\
                   |                /  \
                   |               /    \
                   |              /      \
                   |             /        \      Collar
 Effective Rate    |            /         / (between 6% and 8%)
                   | Floor 6%  /         /
                   | ---------/ --------/
                   |         /
                   |        /
                   |       /
                   |      /
                   |     /
                   |    /
                   |   /
                   |  /
                   | /
 Actual Rate       |-----------------------------------

     Interest-rate caps are contracts in which the cap writer, in return for a premium, agrees to limit, or cap, the cap holder's risk associated with an increase in interest rates. If rates go above a specified interest-rate level (the strike price or the cap rate, which is 8 percent in the example above), the cap holder is entitled to receive cash payments equal to the excess of the market rate over the strike price multiplied by the notional principal amount. Issuers of floating-rate liabilities often purchase caps to protect against rising interest rates, while retaining the ability to benefit from a decline in rates.

     Because a cap is an option-based contract, the cap holder has the right, but not the obligation, to exercise the option. If rates move down, the cap holder has lost only the premium paid. However, because caps are not exchange traded, they could

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     expose the cap holder to credit risk if the cap writer fails to fulfill its obligations.

     Interest-rate floors are similar to interest-rate caps. Interest-rate floors are contracts in which the floor writer, in return for a premium, agrees to limit the risk associated with a decline in interest rates based on a notional amount. If rates fall below an agreed upon rate (6 percent in the example above), the floor holder will receive cash payments from the floor writer equal to the difference between the market rate and an agreed upon rate multiplied by the notional principal amount.

     Interest-rate collars combine a cap and a floor (one held and one written). Interest-rate collars enable an end user with a floating-rate contract to lock into a predetermined interest-rate range, between 6 and 8 percent in the diagram.

     Swaptions are option contracts to enter an interest-rate swap contract at some future date or to cancel an existing swap contract in the future. As such, a swaption contract may act as a floor or a cap for an existing swap contract, or be used as an option to enter, close out, or extend a swap contract in the future.

     For option contracts used as hedges of cash flow risk, SFAS No. 133 as updated by Derivative Implementation Group Issue G20 allows the entire change in fair value including time value changes of a perfectly effective hedge to be deferred on balance sheet in other comprehensive income. Option purchase premiums will be expensed as the hedged item affects earnings.